EXHIBIT 1

IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARIES WHICH ACQUIRED SECURITIES

Citigroup Global Markets, Inc. is a broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

Citibank, N.A. is a bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

Each of the undersigned hereby affirms the indentification and Item 3 classification of the subsidiaries which acquired the security holdings reported in this Schedule 13G.

Dated: February 9, 2018

CITIGROUP INC.

By:	/s/ Ronny Ostrow
	Name:	Ronny Ostrow
	Title:	Assistant Secretary